Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES RECORD RESULTS FOR FISCAL YEAR 2010

SPARKS, MD, JANUARY 26 — McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported record results for fiscal year 2010.

•	In the fourth quarter, sales grew 6% and earnings per share reached $0.99. Adjusted earnings per share rose 9%, excluding items affecting comparability.

•	Fiscal year 2010 earnings per share were $2.75. Adjusted earnings per share rose 13%, excluding items affecting comparability.

•	Solid earnings growth is expected in fiscal year 2011 driven by higher sales and further progress with CCI, the Company’s global initiative to improve productivity and reduce costs.

Alan D. Wilson, Chairman, President & CEO, commented, “In an economic environment that remains difficult in many of our major markets, we delivered strong financial performance that met or exceeded each of our financial goals for 2010. Our growth initiatives and operational achievements drove increases in both sales and profit. Interest in flavor continues to grow and consumers and customers rely on McCormick for great-tasting, high quality products. That’s the essence of our business - we bring passion to flavor.

“In 2010 we grew sales with new product innovation and expanded distribution, as well as a $21 million increase in brand marketing support. This investment in our brands was fueled by our margin improvement. To achieve this higher margin, we improved productivity and reduced costs throughout our operations with CCI, our Comprehensive Continuous Improvement program. Cost savings reached $54 million in 2010, which was 35% ahead of our initial target for the year. Margins were also positively impacted by our progress toward a more favorable mix of products in our industrial business. We not only improved gross profit margin for the total Company, but reached an 8% operating income margin for our industrial business. I want to recognize the contributions of all McCormick employees around the world for their role in achieving our 2010 results.

“Toward the end of a record 2010, McCormick investors shared in the success of the Company with a 25th consecutive annual dividend increase. With this increase, we were pleased to be added by Standard & Poor’s to their S&P 500 Dividend Aristocrats Index that includes fewer than 50 companies. As we look ahead to 2011 we are excited about our line-up of new products, brand marketing plans, distribution expansion opportunities and further progress with CCI, and expect a year of solid sales and earnings growth.”

Fiscal Year 2010 Results

Earnings per share for the fiscal year rose to $2.75 compared to $2.27 in 2009. In 2010 the reversal of a significant tax accrual increased earnings per share $0.10, and in 2009 restructuring charges lowered earnings per share $0.08. Excluding the impact of these items, adjusted earnings per share in 2010 was $2.65, an increase of $0.30 from adjusted earnings per share of $2.35 in 2009. This was a 13% increase which exceeded the Company’s initial projection of 6% - 8% earnings growth on a comparable basis.

Adjusted operating income, which excludes restructuring charges recorded in 2009, grew 6%, adding $0.14 to earnings per share. Sales rose 5% and in local currency grew 3%, which was within the Company’s targeted increase in local currency of 2% - 4%. A $21 million increase in brand marketing support, new product introductions and expanded distribution each contributed to this sales growth. Gross profit margin ended the year at 42.5% compared to 41.6% in 2009. This result exceeded expectations due in large part to CCI cost savings which reached $54 million in 2010, a result that was well ahead of the initial target of $35-$40 million.

As indicated, the Company’s 2010 tax rate was affected by the reversal of a significant tax accrual which added $0.10 to earnings per share. Another $0.12 was added to earnings per share from a lower tax rate primarily due to increased foreign tax credits in the U.S. that resulted from the repatriation of cash from foreign subsidiaries. Higher income from unconsolidated operations added $0.07 to earnings per share with an excellent financial performance from the Company’s joint venture in Mexico. In total, McCormick’s joint ventures grew sales 12%, operating income 33% and net income 56%.

To summarize the factors affecting adjusted earnings per share* in 2010 when compared to 2009:

Adjusted earnings per share 2009	$2.35
Increased operating income	0.14
Impact of tax rate variance	0.12
Higher income from unconsolidated operations	0.07
Other variances, net	(0.03)

Adjusted earnings per share 2010	$2.65

*	See the sections below titled “Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP measures” for additional information concerning this measure.

The Company achieved $388 million in cash flow from operations in 2010. Following improvements in its cash conversion cycle in both 2008 and 2009, the Company removed three days in 2010, primarily from improved collection of receivables. Cash was used to reduce $114 million of debt, as well as to fund dividend payments and capital expenditures. In the second half of the year, the Company resumed its share repurchase program and used $83 million for this purpose.

Fourth Quarter Results for Fiscal Year 2010

Earnings per share for the fourth quarter of 2010 rose to $0.99 compared to $0.87 in the fourth quarter of 2009, an increase of $0.12. Excluding the $0.04 impact of restructuring charges recorded in 2009, earnings per share rose $0.08 from 2009. The primarily reason for this increase was a favorable tax rate which was primarily due to increased foreign tax credits in the U.S. that resulted from the repatriation of cash from foreign subsidiaries.

The Company achieved strong fourth quarter sales growth in both its consumer and industrial businesses as a result of new products, brand marketing support and expanded distribution. Profit from higher sales and CCI cost savings, was largely offset in the fourth quarter by a $7 million increase in brand marketing support and an increase in raw and packaging material costs. The cost of a number of the spices and herbs, as well as packaging materials, rose sharply toward the end of 2010, and the Company has taken pricing actions in response to these increases.

Financial Outlook for Fiscal Year 2011

Higher sales and further progress with CCI are expected to deliver solid earnings growth in fiscal year 2011.

Sales are projected to grow 5% - 7% in local currency. Based on current rates, the Company anticipates that foreign currency exchange rates will add another 1% to sales in 2011. Included in the 5% - 7% sales growth range is an expected 3% increase from pricing. New products, brand marketing and expanded distribution -in both developed and emerging markets - are expected to grow sales 2% - 4%. The Company plans to increase brand marketing in line with sales growth in 2011.

The Company has set a target to achieve cost savings in 2011 of at least $40 million from its CCI program. Projects are already underway that are expected to deliver this target. The Company anticipates that its cost savings and pricing actions will provide an offset to rising input costs, with gross profit margin down slightly in 2011.

An estimated tax rate of 31% is projected for 2011 compared to a 2010 rate of 26%, which included the reversal of a significant tax accrual and the benefits of a cash repatriation program. Following a 56% increase in income from unconsolidated operations in 2010, the Company expects a slight decline in its 2011 profit from joint ventures due in part to higher material costs.

Earnings per share are expected to be in a range of $2.80 to $2.85. This is a 6% - 8% increase from 2010 on a comparable basis, excluding the impact of the reversal of a significant tax accrual in 2010.

Business Segment Fourth Quarter Results for Fiscal Year 2010

Consumer Business
(in millions)	Three Months Ended		Twelve Months Ended
	11/30/10	11/30/09	11/30/10	11/30/09
Net sales	$638.7	$605.0	$1,999.0	$1,911.2
Operating income	158.7	158.2	402.4	385.6
Operating income, excluding restructuring charges	158.7	162.9	402.4	397.9

Consumer business sales rose 6% in the fourth quarter when compared to the prior year period. This increase was driven by new products, brand marketing programs and expanded distribution.

•

Consumer sales in the Americas rose 9%. Product introductions and brand marketing support led to higher sales of a number of items including spices and herbs, dry seasoning mixes, Grill Mates and extracts, as well as products sold under the Lawry’s and Zatarain’s brands. Incremental distribution in the U.S. warehouse club channel and distribution gains for Billy Bee honey in Canada further increased volumes. Fourth quarter unit sales growth in the U.S. exceeded the increase in units that consumers purchased at retail. The Company believes that customer purchases in advance of a late 2010 price increase contributed to this difference. As a result, an estimated $10 million of sales may have shifted from the first quarter of 2011 to the fourth quarter of 2010.

•

Consumer sales in EMEA declined 10% from the fourth quarter of 2009, and in local currency decreased 5%. In France, the Company achieved strong increases in volume and product mix with increases in Ducros brand spice and herbs, as well as Vahiné brand dessert items. In the U.K., higher promotions and allowances were offset in part by favorable volume and product mix. Weak sales persisted in several smaller markets primarily due to difficult economic and competitive conditions.

•

Fourth quarter consumer sales in the Asia/Pacific region grew 17%, and in local currency rose 12%. Sales in China grew 22% in local currency where category growth, new products and expanded distribution are driving sales.

Consumer business operating income was $159 million in the fourth quarter, which declined slightly from the year-ago period on a comparable basis excluding restructuring charges recorded in 2009. During this period, the impact of higher sales and CCI cost savings was offset in part by a $7 million increase in brand marketing support to drive sales in the fourth quarter and into 2011. Profit was also impacted by the rising costs of raw and packaging materials. The Company took pricing actions in late 2010 and early in fiscal year 2011 in response to these increased material costs.

Industrial Business
(in millions)	Three Months Ended		Twelve Months Ended
	11/30/10	11/30/09	11/30/10	11/30/09
Net sales	$340.8	$319.5	$1,337.8	$1,280.9
Operating income	26.7	19.8	107.4	81.3
Operating income, excluding restructuring charges	26.7	22.9	107.4	85.2

Industrial business sales rose 7% in the fourth quarter when compared to the prior year period and in local currency the increase was 6%. During this period, customer demand and new items led to favorable volume and product mix with strong increases in each of the Company’s three regions.

•

Industrial sales in the Americas grew 6% and in local currency increased 5%. Sales to food manufacturers in the U.S. and Mexico led the increase with a number of new product introductions. While sales to the food service industry did not grow at this same pace in the fourth quarter, sales to quick service restaurants are expected to accelerate in 2011 as a result of new business awarded to McCormick for its innovation, quality and service.

•

In EMEA, industrial sales increased 1% and in local currency grew 4%. Sales to quick service restaurants remained strong in this region due in part to new products. In addition, sales of branded food service products in the U.K. continued to improve versus a weak year-ago period.

•

In the Asia/Pacific region, industrial sales rose 20% and in local currency grew 15%. The Company achieved a double-digit increase in China and Southeast Asia led by sales to quick service restaurants. Product introductions to these customers in 2010 included new flavors for chicken and beverages.

Industrial business operating income was $27 million in the fourth quarter, which was a strong 17% increase from the year-ago period on a comparable basis excluding restructuring charges recorded in 2009. A more favorable business mix and productivity improvements is leading to increased operating income as well as higher margins. For fiscal year 2010, operating income margin reached 8.0% compared to 6.7% for fiscal year 2009 when restructuring charges are excluded.

Non-GAAP Financial Measures

The non-GAAP information in this press release is not a measure that is defined in generally accepted accounting principles (“GAAP”). The non-GAAP information in this press release excludes the reversal of a significant tax accrual recorded in the third quarter of 2010 and restructuring charges recorded in fiscal year 2009. Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations and analyze the Company’s business performance and trends. Management believes the non-GAAP measure provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent. Management therefore uses the non-GAAP information alongside the most directly comparable GAAP measures in this press release.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results excluding amounts related to the reversal of a significant tax accrual recorded in the third quarter of 2010 and a restructuring program which ended in 2009.

(in millions except per share data)	Three Months Ended			Twelve Months Ended
	11/30/10	11/30/09		11/30/10	11/30/09
Operating income	$185.4	$178.0		$509.8	$466.9
Impact of restructuring charges	—	7.8		—	16.2

Adjusted operating income	$185.4	$185.8		$509.8	$483.1

% increase (decrease) versus prior period		(.2%)			5.5%

Net income	$133.6	$116.4		$370.2	$299.8
Reversal of significant tax accrual	—	—		(13.9)	—
Impact of restructuring charges	—	5.1	*	—	10.9	*

Adjusted net income	$133.6	$121.5		$356.3	$310.7

% increase versus prior period	10.0%			14.7%

Earnings per share - diluted	$.99	$.87		$2.75	$2.27
Reversal of significant tax accrual	—	—		(.10)	—
Impact of restructuring charges	—	.04		—	.08

Adjusted earnings per share – diluted	$.99	$.91		$2.65	$2.35

% increase versus prior period	8.8%			12.8%

*	The impact of restructuring activity on net income includes:

Restructuring charges included in Cost of goods sold	$(2.3)	$(2.5)
Restructuring charges	(5.5)	(13.7)
Tax impact included in income taxes	2.7	5.3

	$(5.1)	$(10.9)

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor, with the manufacturing, marketing and distribution of spices, seasonings, specialty foods and flavorings to the entire food industry – retail outlets, food manufacturers and food service businesses.

# # #

For information contact:

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

1/2011

(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement

(In millions except per-share data; for periods ending November 30)

	Three Months Ended		Twelve Months Ended
	2010	2009	2010	2009
Net sales	$979.5	$924.5	$3,336.8	$3,192.1
Cost of goods sold	533.5	502.8	1,919.1	1,864.9

Gross profit	446.0	421.7	1,417.7	1,327.2
Gross profit margin	45.5%	45.6%	42.5%	41.6%
Selling, general and administrative expense	260.6	238.2	907.9	846.6
Restructuring charges	—	5.5	—	13.7

Operating income	185.4	178.0	509.8	466.9
Interest expense	12.3	12.5	49.3	52.8
Other income, net	1.2	0.4	2.2	2.4

Income from consolidated operations before income taxes	174.3	165.9	462.7	416.5
Income taxes	46.6	55.7	118.0	133.0

Net income from consolidated operations	127.7	110.2	344.7	283.5
Income from unconsolidated operations	5.9	6.2	25.5	16.3

Net income	$133.6	$116.4	$370.2	$299.8

Earnings per common share - basic	$1.00	$0.89	$2.79	$2.29

Earnings per common share - diluted	$0.99	$0.87	$2.75	$2.27

Average shares outstanding - basic	133.1	131.4	132.9	130.8
Average shares outstanding - diluted	134.8	133.1	134.7	132.3

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet

(In millions; for periods ending November 30)

	2010	2009
Assets
Current assets
Cash and cash equivalents	$50.8	$39.5
Trade accounts receivable, net	386.7	365.3
Inventories	477.6	457.6
Prepaid expenses and other current assets	100.8	108.1

Total current assets	1,015.9	970.5
Property, plant and equipment, net	488.0	489.8
Goodwill, net	1,417.4	1,479.7
Intangible assets, net	232.5	237.3
Investments and other assets	265.9	210.5

Total assets	$3,419.7	$3,387.8

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$100.4	$116.1
Trade accounts payable	302.7	298.7
Other accrued liabilities	431.7	403.4

Total current liabilities	834.8	818.2
Long-term debt	779.9	875.0
Other long-term liabilities	342.3	351.1

Total liabilities	1,957.0	2,044.3
Shareholders’ equity
Common stock	756.5	634.0
Retained earnings	700.9	591.5
Accumulated other comprehensive (loss)/income	(3.7)	109.1
Noncontrolling Interests	9.0	8.9

Total shareholders’ equity	1,462.7	1,343.5

Total liabilities and shareholders’ equity	$3,419.7	$3,387.8

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement

(In millions; for periods ending November 30)

	Twelve Months Ended
	2010	2009
Cash flows from operating activities
Net income	$370.2	$299.8
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	95.1	94.3
Stock based compensation	11.9	12.7
Income from unconsolidated operations	(25.5)	(16.3)
Changes in operating assets and liabilities	(82.2)	14.4
Dividends from unconsolidated affiliates	18.0	10.9

Net cash provided by operating activities	387.5	415.8

Cash flows from investing activities
Acquisitions of businesses and joint venture interests	(46.9)	—
Capital expenditures	(89.0)	(82.4)
Proceeds from sale of property, plant and equipment	6.2	0.6

Net cash used in investing activities	(129.7)	(81.8)

Cash flows from financing activities
Short-term borrowings, net	(99.6)	(201.8)
Long-term debt repayments	(14.4)	(50.4)
Proceeds from exercised stock options	73.6	35.8
Common stock acquired by purchase	(82.5)	—
Dividends paid	(138.2)	(125.4)

Net cash used in financing activities	(261.1)	(341.8)

Effect of exchange rate changes on cash andcash equivalents	14.6	8.4

Increase in cash and cash equivalents	11.3	0.6
Cash and cash equivalents at beginning of period	39.5	38.9

Cash and cash equivalents at end of period	$50.8	$39.5